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                                                                    EXHIBIT 12.1

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



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
                                                                                                           NINE MONTHS
                                                             YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                             ------------------------                  -------------------
                                                    1992      1993      1994      1995      1996          1996      1997
                                                    ----      ----      ----      ----      ----          ----      ----
Income (loss) before taxes, extraordinary item
 and cumulative effect of change in accounting    $ 2,512   $(2,506)  $(1,468)  $(4,532)  $ 1,648       $ 2,040   $ 7,283

Fixed charges deducted from earnings                9,408    10,989    10,822    10,101     9,019         6,906     5,927
                                                  -------   -------   -------   -------   -------       -------   -------

Earnings available for payment of fixed charges   $11,920   $ 8,483   $ 9,354   $ 5,569   $10,667       $ 8,946   $13,210
                                                  =======   =======   =======   =======   =======       =======   =======

Fixed charges:
  Interest expense                                $ 8,159   $ 9,188   $ 9,050   $ 9,292   $ 8,259       $ 6,336   $ 5,338
  Amortization of deferred financing fees             827     1,315     1,315       290       316           237       237
  Portion of rent deemed to be interest               422       486       457       519       444           333       352
                                                  -------   -------   -------   -------   -------       -------   -------

Total fixed charges                               $ 9,408   $10,989   $10,822   $10,101   $ 9,019       $ 6,906   $ 5,927
                                                  =======   =======   =======   =======   =======       =======   =======

Ratio of earnings to fixed charges                    1.3       0.8       0.9       0.6       1.2           1.3       2.2
                                                  =======   =======   =======   =======   =======       =======   =======
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